EXHIBIT 99.5
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is dated as of June 30, 2006, among the selling stockholders identified on the signature page hereto (each, a “Selling Stockholder,” and collectively, the “Selling Stockholders”), Think Partnership Inc., a Nevada corporation (the “Company”), and the investors identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).
     WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to exemptions from registration under the Securities Act (as defined below), the Selling Stockholders desire to offer and sell to each Investor, and each Investor, severally and not jointly, desires to purchase from the Selling Stockholders, securities owned by the Selling Stockholders, as more fully described in this Agreement.
     WHEREAS, in connection with the offer and sale of the Selling Stockholders’ securities contemplated hereunder, the Company has agreed to make certain representations and warranties to the Investors and to permit the transfer of certain registration rights presently held by the Selling Stockholders as to such securities and intended to be transferred to the Investors concurrently with the sale of such securities.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company, the Selling Stockholders and the Investors agree as follows:
ARTICLE 1.
DEFINITIONS
     1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:
          “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.
          “Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York or State of Illinois are authorized or required by law or other governmental action to close.
          “Closing” means the closing of the purchase and sale of the Selling Stockholder Shares and Warrants pursuant to Article II.
          “Closing Date” means the Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or such other date as the parties may agree.
          “Commission” means the Securities and Exchange Commission.

          “Common Stock” means the common stock of the Company, par value $0.001 per share, and any securities into which such common stock may hereafter be reclassified.
          “Common Stock Equivalents” means any securities of the Company or any Subsidiary which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.
          “Conversion Shares” means shares of Common Stock issuable upon exercise of the Warrants.
          “Effective Date” means the date that the Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.
          “Escrow Agreement” means the Escrow Agreement, dated as of June 14, 2006, among the Company, the Selling Stockholders and the Escrow Agent (as defined in the Escrow Agreement).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Illinois Courts” means the state and federal courts sitting in the City of Chicago, Illinois.
          “Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page to this Agreement.
          “Investor Party” has the meaning set forth in Section 4.4.
          “Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.
          “Losses” means any loss, liability, obligation, claim, contingency, damage, cost or expense, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation related thereto.
          “Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the operations (including results thereof), assets, liabilities, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s or a Selling Stockholders’ ability to perform on a timely basis its obligations under any Transaction Document.
          “Outside Date” means July 7, 2006.

          “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
          “Per Share Purchase Price” equals $1.43.
          “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.
          “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Investors, in the form of Exhibit A hereto.
          “Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Selling Stockholder Shares.
          “Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
          “SEC Reports” has the meaning set forth in Section 3.1(g).
          “Securities Act” means the Securities Act of 1933, as amended.
          “Selling Stockholder Shares” means the shares of Common Stock being offered and sold by the Selling Stockholder to the Investors hereunder in such number as is set forth below the Selling Stockholder’s signature to this Agreement.
          “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.
          “Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.
          “Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or

OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
          “Transaction Documents” means this Agreement, the Registration Rights Agreement, the Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.
          “Warrants” means warrants to purchase Common Stock held by the Selling Stockholders which shall be transferred to the Investors at the Closing and exercised into shares of Common Stock by the Investors immediately following the Closing.
ARTICLE 2.
PURCHASE AND SALE
     2.1. Purchase of Selling Stockholder Shares; Closing.
          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing the Selling Stockholders shall sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Selling Stockholders, the Selling Stockholder Shares and Warrants in such number as equals the quotient (rounded down to the nearest whole share) obtained by dividing (1) such Investor’s Investment Amount by (2) the Per Share Purchase Price (provided that, in the case of the Warrants, the exercise price of each such Warrant shall be credited toward the Per Share Purchase Price of such Warrant).
          (b) The Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 or at such other location as the parties may agree.
          (c) The Company and the Selling Stockholders will cooperate with one another, and will cause the Selling Stockholder Shares and Conversion Shares to be re-issued to the Investors at Closing as part of a single Common Stock certificate from the Company to each Investor that will include all Selling Stockholder Shares and Conversion Shares being acquired by such Investor under this Agreement. Each Selling Stockholder will deliver all documents and such other instruments, directions and writings as may reasonably be required to timely effect the Closing as herein contemplated, including causing to be issued and delivered to the Company for redelivery to the Investors at closing the legal opinion contemplated by Section 2.2(b)(3).
     2.2. Closing Deliveries. (a) At the Closing, the following will occur:
          (a) Each Investor will deliver to the Company the Registration Rights Agreement, duly executed by such Investor.
          (b) The Company will cause to be issued and delivered to each Investor:
               (1) the Registration Rights Agreement, duly executed by the Company and all parties thereto;
               (2) the Escrow Agreement, duly executed by all parties thereto; and

     (3) the legal opinions of counsel to the Company and the Selling Stockholders, each in agreed form, addressed to the Investors.
          (c) Each Investor shall deliver or cause to be delivered (for further redistribution to the Selling Stockholders to reflect the particular Selling Stockholder Shares and Warrants being hereby offered and sold consistent with Section 2.1(a)) to the Escrow Agent, its Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Escrow Agent for such purpose.
          (d) Upon joint written instructions from the Company and the placement agent set forth in Schedule 3.3(f), the Escrow Agent will disburse the Investment Amount funded into Escrow by the Investors pursuant to Section 2.2(c) to pay off the amount of the Liens contemplated by Section 5.2(e).
          (e) The Company will cause to be issued and delivered to each Investor a certificate, registered in the name of such Investor, representing that number of shares of Common Stock to be issued and sold at Closing to such Investor, determined under Section 2.1(a), registered in the name of such Investor.
          (f) Upon joint written instructions from the Company and the placement agent set forth in Schedule 3.3(f), the Escrow Agent will disburse the balance of the Investment Amounts funded into Escrow by the Investors pursuant to Section 2.2(c) not used to fund payments in accordance with Section 2.2(d) as follows:
     (1) to pay any fees and amounts listed on Schedule 3.3(f) not already paid above, and
     (2) to pay the Selling Stockholders for the Selling Stockholder Shares and Warrants.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES
     3.1. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Investor:
          (a) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company in connection therewith. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
          (b) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated thereby and the sale of the Selling Stockholder Shares and Warrants hereunder do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.
          (c) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents or by reason of the sale of the Selling Stockholder Shares and Warrants hereunder, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) the filings required in accordance with Section 4.3 and (iii) those that have been made or obtained prior to the date of this Agreement.
          (d) Issuance of the Shares. The Conversion Shares have been duly authorized and, when issued and paid for in accordance with Section 2.2(b)(ii), will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. The Company has reserved from its duly authorized capital stock such shares of Common Stock. When issued, the Selling Stockholder Shares and Warrants were duly authorized and were validly issued, fully paid and nonassessable. The Selling Stockholders are the sole record owners of the Selling Stockholder Shares and Warrants to be sold hereunder. The sale of the Selling Stockholder Shares and Warrants hereunder will not, immediately or with the passage of time, obligate the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under such securities, or under any other securities issued by the Company.
          (e) Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(d), no registration under the Securities Act is required for the offer and sale of the Selling Stockholder Shares and Warrants and the offer of Conversion Shares by the Selling Stockholders to the Investors under the Transaction

Documents. The Company is eligible to register its Common Stock for resale by the Investors under Form S-3 promulgated under the Securities Act.
          (f) Listing and Maintenance Requirements. Except as specified in the SEC Reports, the Company has not, in the two years preceding the date hereof, received notice from any Trading Market to the effect that the Company is not in compliance with the listing or maintenance requirements thereof. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Common Stock on the Trading Market on which the Common Stock is currently listed or quoted. The sale of the Selling Stockholder Shares and Warrants does not contravene the rules and regulations of the Trading Market on which the Common Stock is currently listed or quoted, and no approval of the shareholders of the Company thereunder is required for any such actions. The Selling Stockholder Shares and the Conversion Shares are listed on the Trading Market on which the Common Stock is currently listed or quoted.
          (g) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Except as set forth on Schedule 3.1(g), as of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur, with respect to the Company or any of its subsidiaries or their respective business, assets, properties, prospects, operations (including results thereof), liabilities or condition (financial or otherwise), that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the Commission relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced, other than the transaction contemplated by this Agreement.

          (h) Disclosure. The Company confirms that, to the Company’s knowledge (and without any obligation to inquire of any Person who is not an officer, director or employee of the Company), neither it nor any other Person acting on its behalf has provided any of the Investors, other than an Investor that is an officer or director of the Company, or their respective agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information. The Company understands and confirms that each of the Investors will rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Investors regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each press release issued by the Company during the twelve (12) months preceding the date of this Agreement did not at the time of release contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any subsidiary or either of its or their respective business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company’s reports filed under the Exchange Act are being incorporated into an effective registration statement filed by the Company under the Securities Act).
          (i) Equity Capitalization. As of the date hereof and as of the Closing, the authorized capital stock of the Company consists solely of (i) 200,000,000 shares of Common Stock, of which 52,412,695 including 2,500,000 shares held in treasury are issued and 49,912,695 are outstanding and 31,798,349 are reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, shares of Common Stock and (ii) 5,000,000 shares of preferred stock, of which 26,500 are issued and outstanding.
          (j) Limitation on Investors Representations. The Company acknowledges and agrees that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.
     3.2. Representations and Warranties of the Investors. Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company and the Selling Stockholders as follows:
          (a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
          (b) Investment Intent. Such Investor is acquiring the Selling Stockholder Shares, Warrants and Conversion Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Selling Stockholder Shares, Warrants and Conversion Shares or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Selling Stockholder Shares, Warrants and Conversion Shares for any period of time. Such Investor is acquiring the Selling Stockholder Shares, Warrants and Conversion Shares hereunder in the ordinary course of its business. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Selling Stockholder Shares.
          (c) Investor Status. At the time such Investor was offered the Selling Stockholder Shares and Warrants, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act.
          (d) General Solicitation. Such Investor is not purchasing the Selling Stockholder Shares and Warrants as a result of any advertisement, article, notice or other communication regarding the Selling Stockholder Shares and Warrants published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.
          (e) Certain Trading Activities. Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of the Company (including, without limitations, any Short Sales involving the Company’s securities) since the time that such Investor was first contacted by the Company or Roth Capital Partners, LLC regarding the acquisition of Selling Stockholder Shares and Warrants contemplated by this Agreement. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.
          (f) Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase the Selling Stockholder Shares and Warrants pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision. Such Investor has not relied on the business or legal advice of Roth Capital Partners, LLC or any of its agents, counsel or Affiliates in making its investment decision hereunder, and confirms that none of such Persons has made any representations or warranties to such Investor in connection with the transactions contemplated by the Transaction Documents.
     3.3. Representations and Warranties of the Selling Stockholders. Each Selling Stockholder for itself and no other Selling Stockholder hereby makes the following representations and warranties to each Investor:
          (a) Enforcement. This Agreement has been duly executed and delivered by such Selling Stockholder and constitutes the valid and binding obligation of such Selling Stockholder, enforceable against it in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.
          (b) No Consents. No consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body, trustee or other Person is required in connection with the consummation by such Selling Stockholder of the transactions on its part contemplated by the Transaction Documents, except (i) filings as may be required under Sections 13(d) and 16(a) of the Exchange Act, and (ii) those that have been made or obtained prior to the date of this Agreement.
          (c) No Conflicts. The execution, delivery and performance by such Selling Stockholder of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not result in a breach or violation of, or constitute a default under (with or without notice or lapse of time), any stockholders agreement, voting trust agreement, trust or other fiduciary agreement, pledge agreement, registration rights agreement or other agreement or instrument to which such Selling Stockholder or any of its properties are bound or affected, and will not violate or conflict with any judgment, decree or order of any court or other governmental agency or any law, rule or regulation applicable to such Selling Stockholder.
          (d) Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(d), no registration under the Securities Act is required for the offer and sale of the Selling Stockholder Shares and Warrants by the Selling Stockholders to the Investors under the Transaction Documents.
          (e) Good and Marketable Title. Except as set forth on Schedule 3.3(e), such Selling Stockholder is the sole lawful record and sole beneficial owner of all of the Selling Stockholder Shares and Warrants to be sold by it hereunder. Such Selling Stockholder has good and marketable title to the Selling Stockholder Shares and Warrants to be sold by it hereunder, free and clear of any Liens, except for restrictions on subsequent transfer imposed by the securities laws. Upon consummation of the Closing, the Investors will have good and marketable title to the Selling Stockholder Shares and Warrants purchased by them, free and clear of all Liens other than any Liens created by or through such Investor.

          (f) Certain Fees. Except as described in Schedule 3.3(f), no brokerage or finder’s fees or commissions are or will be payable by the Selling Stockholders to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.
          (g) No Other Selling Stockholder Shares. Except as set forth on Schedule 3.3(g), such Selling Stockholder does not beneficially own any securities of the Company, including, without limitation, any Common Stock Equivalents, other than the Selling Stockholder Shares being offered and sold by it hereunder.
          (h) No Additional Agreements. Such Selling Stockholder does not have any agreement or understanding with any Investor or with the Company with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.
          (i) Non-Public Information. Such Selling Stockholder does not possess any material, non-public information concerning the Company.
          (j) Certain Deliveries. Such Selling Stockholder has (i) delivered to the Company all of the Selling Stockholder Shares and Warrants subject to this Agreement of which it will be selling hereunder, together with such other documents as may be required to effect the transfer and reissuance of such securities to the Investors at the Closing, including stock powers executed in blank, exercise notices and directions for the Company to effect the transfer of such securities on its books as of the Closing and (ii) instructed the Company to hold the Selling Stockholder Shares and reissue the same at Closing to the Investors in accordance with Section 2.2.
          (k) Limitation on Investors Representations. Such Selling Stockholder acknowledges and agrees that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2.
ARTICLE 4.
OTHER AGREEMENTS OF THE PARTIES
     4.1. (a) Selling Stockholder Shares and Conversion Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Selling Stockholder Shares other than pursuant to an effective registration statement or Rule 144, to the Company, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Selling Stockholder Shares and Conversion Shares under the Securities Act.
          (b) Certificates evidencing the Selling Stockholder Shares and Conversion Shares will contain the following legend, until such time as they are not required under Section 4.1(c):
THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (2) RULE 144 PROMULGATED UNDER THE SECURITIES ACT OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.
          The Company acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Selling Stockholder Shares and Conversion Shares pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Selling Stockholder Shares and Conversion Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of the Company and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor transferee of the pledge. No notice shall be required of such pledge. At the appropriate Investor’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Selling Stockholder Shares and Conversion Shares may reasonably request in connection with a pledge or transfer of the Selling Stockholder Shares and Conversion Shares including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.
          (c) Certificates evidencing Selling Stockholder Shares and Conversion Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) while a registration statement (including a Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following a sale or transfer of such Selling Stockholder Shares and Conversion Shares pursuant to Rule 144 (assuming the transferee is not an Affiliate of the Company), or (iii) while such Selling Stockholder Shares and Conversion Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the Commission) and such lack of requirement is confirmed by a legal opinion satisfactory to the Company. If, upon written request, the Company shall fail for any reason or for no reason to issue to the holder of Selling Stockholder Shares or Conversion Shares, within three (3) Trading Days after the occurrence of any of (i) through (iv) of the immediately preceding sentence, a certificate representing such Selling Stockholder Shares and Conversion Shares that is free from all restrictive or other legends, and if on or after such third Trading Day such holder, or any third party on behalf of such holder, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Selling Stockholder Shares and Conversion Shares (a “Buy-In”), then the Company shall, within three (3) Business Days after the holder’s request and in the holder’s discretion, either (1) pay in cash to the holder (for costs incurred either directly by such holder or on behalf of a third party) an amount equal to the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), or (2) promptly honor its obligation to deliver to the holder such unlegended shares of Common Stock as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock and (B) the closing bid price of the Common Stock on the date of exercise.
     4.2. Furnishing of Information. As long as any Investor owns any Selling Stockholder Shares and Conversion Shares, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act. As long as any Investor owns any Selling Stockholder Shares or Conversion Shares, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Selling Stockholder Shares and Conversion Shares under Rule 144. The Company further covenants that it will take such further action as any holder of any Selling Stockholder Shares or Conversion Shares may reasonably request, all to the extent required from time to time to enable such Person to sell the Selling Stockholder Shares and Conversion Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.
     4.3. Securities Laws Disclosure; Publicity. By 9:00 a.m. (New York time) on the Trading Day following the execution of this Agreement, and by 9:00 a.m. (New York time) on the Trading Day following the Closing Date, the Company shall issue press releases disclosing the transactions contemplated hereby (including the material terms hereof) and the Closing. On the Trading Day following the execution of this Agreement the Company will file a Current Report on Form 8-K disclosing the material terms of the Transaction Documents (and attach as exhibits thereto the Transaction Documents), and on the Trading Day following the Closing Date the Company will file an additional Current Report on Form 8-K to disclose the Closing. In addition, the Company will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed.

Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or Trading Market regulations. From and after the filing of such 8-K, no Investor, other than an Investor which is an officer or director of the Company, shall be in possession of any material, non-public information regarding the Company that is not disclosed in such 8-K.
     4.4. Indemnification of Investors. In addition to the indemnity provided in the Registration Rights Agreement, the Company and each Selling Stockholder hereby agree to the following indemnification of the Investors:
          (a) The Company will indemnify and hold the Investors and their respective directors, officers, shareholders, partners, employees and agents (each, an “Investor Party”) harmless from any and all Losses that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.
          (b) Each Selling Stockholder will severally and jointly indemnify and hold each of the Company and each Investor Party harmless from any and all Losses that the Company or any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by such Selling Stockholder in any Transaction Document. In addition, such Selling Stockholder will severally and jointly reimburse each of the Company and each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.
          (c) Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.7 shall be the same as those set forth in Section 5 of the Registration Rights Agreement.
     4.5. Non-Public Information. Each of the Company and the Selling Stockholders covenant and agree that neither they nor any other Person acting on their behalf will provide any Investor, other than an Investor which is an officer or director of the Company, or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information. Each of the Company and the Selling Stockholders understand and confirm that each Investor shall be relying on the foregoing representations in effecting transactions in securities of the Company. In the event of a breach by the Company or any Selling Stockholder of the covenant contained in the first sentence of this Section 4.5, in addition to any other remedy provided herein or in the other Transaction

Documents, each Investor shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company, any Selling Stockholder, or any of its or their respective officers, directors, employees or agents. No Investor shall have any liability to the Company, any Selling Stockholder, or any of its or their respective officers, directors, employees, shareholders or agents for any such disclosure.
     4.6. Listing of Selling Stockholder Shares. The Company agrees, (i) if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application the Selling Stockholder Shares and Conversion Shares, and will take such other action as is necessary or desirable to cause such Selling Stockholder Shares and Conversion Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.
ARTICLE 5.
CONDITIONS PRECEDENT TO CLOSING
     5.1. Conditions Precedent to the Obligations of the Investors to Purchase Selling Stockholder Shares and Warrants. The obligation of each Investor to acquire Selling Stockholder Shares and Warrants at the Closing is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of the Company and the Selling Stockholders contained herein shall be true and correct in all respects as of the date when made and in all material respects as of the Closing as though made on and as of such date;
          (b) Performance. Each of the Company and the Selling Stockholders shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by them at or prior to the Closing;
          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;
          (d) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect;
          (e) No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market;
          (f) Termination. This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5; and
          (g) Liens. Any lienholder on the Selling Stockholder Shares and Warrants shall have furnished the applicable Selling Stockholder to hold in escrow pending the Closing with executed releases of all Liens held by such lienholder regarding the Selling Stockholder Shares and Warrants subject thereto, copies of which shall have been provided to the Investors, together with all other documentation reasonably requested by the Investors to cause the release of such Liens at Closing.
     5.2. Conditions Precedent to the Obligations of the Company and the Selling Stockholders to Sell Selling Stockholder Shares and Warrants. The obligation of the Company and each Selling Stockholder to sell Selling Stockholder Shares and Warrants at the Closing is subject to the satisfaction or waiver by the Company or the appropriate Selling Stockholder (as the case may be), at or before the Closing, of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of each Investor contained herein shall be true and correct in all respects as of the date when made and in all material respects as of the Closing Date as though made on and as of such date;
          (b) Performance. Each Investor shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the Closing;
          (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;
          (d) Termination. This Agreement shall not have been terminated as to such Investor in accordance with Section 6.5; and
          (e) Liens. Any lienholder on the Selling Stockholder Shares and Warrants shall have furnished the applicable Selling Stockholder to hold in escrow pending the Closing with executed releases of all Liens held by such lienholder regarding the Selling Stockholder Shares and Warrants subject thereto, together with all other documentation reasonably requested by the Selling Stockholders to cause the release of such Liens at Closing.
ARTICLE 6.
MISCELLANEOUS
     6.1. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction

Documents. The Company shall pay all stamp and other taxes and duties levied in connection with (a) the issuance or transfer of the shares of Common Stock or Warrants to the Investors at Closing or (b) the issuance of the Conversion Shares upon exercise of the Warrants.
     6.2. Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     6.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing (provided next day delivery is specified), if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:	Think Partnership Inc.
28050 US 19 North, Suite 509
Clearwater, Florida 33761
Facsimile: [ ]
Attention: President

With a copy to:	Shefsky & Froelich Ltd.
111 East Wacker Drive, Suite 2800
Chicago, Illinois 60601
Facsimile: (312) 527-5921
Attention: Michael J. Choate, Esq.

If to a Selling Stockholder:	To the address set forth on its signature page hereof;

If to an Investor:	To the address set forth under such Investor’s name on the signature pages hereof;
or such other address as may be designated in writing hereafter, in the same manner, by such Person.
     6.4. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investors and, prior to Closing, the Selling Stockholders. In addition, Sections 3.3, 4.5(b) and Article VI may not be waived or amended except in a written instrument signed by the

Investors, the Company and the Selling Stockholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Selling Stockholder Shares and Conversion Shares.
     6.5. Termination. This Agreement may be terminated prior to Closing:
          (a) by written agreement of the Investors, the Company and the Selling Stockholders; and
          (b) by an Investor (as to itself but no other Investor) upon written notice to the Selling Stockholders and the Company, if the Closing shall not have taken place by 6:30 p.m. Eastern time on the Outside Date; provided, that the right to terminate this Agreement under this Section 6.5(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time. Upon a termination in accordance with this Section 6.5, the terminating Investor(s), as applicable, shall not have any further obligation or liability (including as arising from such termination) to any other party and no Investor will have any liability to any other Investor under the Transaction Documents as a result therefrom. No termination hereunder will affect the right of any party to sue for any breach by the other party (or parties) hereunder.
     6.6. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.
     6.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any Selling Stockholder may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Selling Stockholder Shares and Conversion Shares, provided such transferee agrees in writing to be bound, with respect to the transferred Selling Stockholder Shares and Conversion Shares, by the provisions hereof that apply to the “Investors.”
     6.8. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.4 (as to each Investor Party).

     6.9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois, without regard to the principles of conflicts of law thereof. Each of the Company, the Investors and the Selling Stockholders agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the Illinois Courts. Each of the Company, the Investors and the Selling Stockholders hereby irrevocably submits to the exclusive jurisdiction of the Illinois Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such Illinois Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each of the Company, the Investors and the Selling Stockholders hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of the Company, the Investors and the Selling Stockholders hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be jointly and severally reimbursed by the adverse party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.
     6.10. Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Selling Stockholder Shares and Conversion Shares.
     6.11. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
     6.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

     6.13. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.
     6.14. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors, the Company and Selling Stockholders will be entitled to specific performance (without posting a bond or other security) under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
     6.15. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Selling Stockholder Shares and Warrants pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of group or entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Selling Stockholder Shares and Warrants or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. Each of the Company and each Selling Stockholder acknowledges that each of the Investors has been provided with the same Transaction Documents for the convenience of the Company and the Selling Stockholders for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.
     6.16. Limitation of Liability. Notwithstanding anything herein to the contrary, each of the Company and each Selling Stockholder acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

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SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THINK PARTNERSHIP INC.
By:	/s/ Scott P. Mitchell
	Name:	Scott P. Mitchell
	Title:	President and CEO

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SIGNATURE PAGES FOR INVESTORS FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

NAME OF INVESTOR

MAGNETAR CAPITAL MASTER FUND, LTD.

By: Magnetar Financial LLC
Its: Investment Manager

By:	/s/ David Pritsker

Name: David Pritsker Title: CFO

Investment Amount: $6,006,000.00

ADDRESS FOR NOTICE

c/o: Magnetar Financial LLC
Street: 1603 Orrington Avenue
City/State/Zip: Evanston, IL 60201
Attention: Doug Litowitz, Counsel
Tel: 847-905-4685
Fax: 847-869-2064
Email: doug.litowitz@magnetar.com
notices@magnetar.com

DELIVERY INSTRUCTIONS

Joe Arens
Credit Suisse Securities
11 Madison Ave, 3rd Floor
New York, NY 10010
Tel: 212-325-3019

With an email confirmation to:
Zoe Allen, Operations, Magnetar Capital LLC
Zoe.Allen@magnetar.com
Tel: 847-905-4639

[NAMES OF OTHER INVESTORS]

By:

Name:
Title:

Investment Amount: $

Tax ID No.:

ADDRESS FOR NOTICE

c/o:

Street:

City/State/Zip:

Attention:

Tel:

Fax:

DELIVERY INSTRUCTIONS
(if different from above)

c/o:

Street:

City/State/Zip:

Attention:

Tel:

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SIGNATURE PAGES FOR SELLING STOCKHOLDERS FOLLOW]

     IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

NAME OF SELLING STOCKHOLDER

ROBERTI JACOBS FAMILY TRUST

By:	/s/ Joan B. Roberti

Name:	Joan B. Roberti, Trustee

NUMBER OF SELLING STOCKHOLDER SHARES

COMMON STOCK: 3,229,726

WARRANTS: 2,670,000

ADDRESS FOR NOTICE

c/o: Roberti Jacobs Family Trust
Street: 31 N. Suffolk Lane
City/State/Zip: Lake Forest, IL 60045
Attention: Joan B. Roberti, Trustee
Tel:

Fax:

Email:

     IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

NAME OF SELLING STOCKHOLDER

/s/ T. Benjamin Jennings

Name:	T. Benjamin Jennings

NUMBER OF SELLING STOCKHOLDER SHARES

COMMON STOCK:

WARRANTS: 460,000

ADDRESS FOR NOTICE

c/o: T. Benjamin Jennings
Street: 12 Country Lane
City/State/Zip: Northfield, IL 60093
Attention:

Tel:

Fax:

Email: tbjenn@gmail.com